Exhibit 10.6
The Security Interests (Guernsey) Law
Certificate of discharge
We, Ingalls & Snyder LLC, a company formed under the laws of New York having its office at 61 Broadway, New York, USA as security agent acting for and on behalf of the Secured Parties (as defined in the Security Interest Agreement, as defined below), certify that the security interest created or provided by CanArgo Limited, a company incorporated under the laws of Guernsey having its registered office at Borough House, Rue due Pre, St Peter Port, Guernsey under a security interest agreement dated 9 February 2007 (the “Security Interest Agreement”) is discharged in part such that 6 million of the ordinary shares of $0.10 each in the capital of Tethys Petroleum Limited (being formerly 30 million ordinary shares of £0.01, the shares in Tethys Petroleum Limited having been consolidated on a five for one basis in or around May 2007) held by CanArgo Limited is hereby released and no longer forms part of the Collateral (as defined in the Security Interest Agreement) (the “Released Collateral”).
We covenant to deliver to CanArgo Limited the certificates of title to the Released Collateral and (if any) the Derivative Assets (as defined in the Security Interest Agreement) in respect of the Released Collateral.
We confirm we give this certificate on behalf of and with the authority of each of the Secured Parties (as defined under the Security Interest Agreement).
Dated: 5 June 2007

Signed for and on behalf of Ingalls & Snyder LLC
We accept and agree to the above

Signed for and on behalf of CanArgo Limited

Signed for and on behalf of Tethys Petroleum Limited

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